UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2026

VALOR ENERGY INC

(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue, Floor 3, New York, NY	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 (929) 872-1185

Senmiao Technology Limited

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VAI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

Closing of Private Placement

As previously disclosed, on November 14, 2025, Valor Energy Inc. (formerly known as Senmiao Technology Limited) (the “Company”) entered into a securities purchase agreement (the “Agreement”) with certain accredited investors (the “Investors”) providing for the issuance of 1,350,000 shares of common stock and pre-funded warrants to purchase 905,000 shares of common stock, in a registered direct offering for aggregate gross proceeds of $2.8 million.

In a separate private placement offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) and/or Rule 506(d) of Regulation D of the Securities Act, the Company also agreed to issue to the Investors warrants to purchase up to 4,510,000 shares of restricted common stock, subject to receipt of stockholder approval (the “Warrants”).

On October 19, 2026, the Company issued the Warrants to the Investors, following receipt of stockholder approval for the issuance of the Warrants at the annual meeting of stockholders held on June 11, 2026, and the satisfaction or waiver of all other closing conditions pursuant to the Agreement.

Item 8.01. Other Events.

Nasdaq Compliance

As previously disclosed, on August 21, 2026, the Company received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”), which notified the Company of its non-compliance with the minimum stockholders’ equity requirement, as outlined in the Nasdaq Listing Rules (the “Rules”) for continued listing on the Nasdaq stock exchange. Under Rule 5550(b)(1), the Company is required to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. The Company reported a stockholders’ deficit of $35,344,336 in its quarterly report on Form 10-Q for the period ended June 30, 2026, and as of August 21, 2026, the Company did not meet the alternative continued listing standards of market value of listed securities or net income from continuing operations. Under the Rules, the Company was given 45 calendar days to submit a plan to regain compliance.

As previously disclosed, on April 23, 2026, the Company entered into a securities purchase agreement pursuant to which it agreed to sell up to 10,000,000 units at a purchase price of $1.10 per unit. Each unit consisted of one share of common stock and four warrants, each exercisable for one share of common stock at an exercise price of $1.46 per share. The transaction closed on June 25, 2026, resulting in the issuance of 10,000,000 shares of common stock and warrants to purchase an aggregate of 40,000,000 shares of common stock (the “June 2026 Warrants”). The Company received net proceeds of approximately $10.23 million.

As of June 30, 2026, the Company had 50,000,000 authorized shares of common stock, of which 14,557,489 shares were issued and outstanding. After considering the June 2026 Warrants and the Company’s other outstanding warrants and share-issuance commitments, the Company did not have sufficient authorized and unissued shares to settle all such instruments. Accordingly, the June 2026 Warrants were classified as derivative liabilities and measured at fair value. As of June 30, 2026, the June 2026 Warrants were recorded as derivative liabilities with a fair value of approximately $41.90 million, which was the principal cause of the Company’s reported stockholders’ deficit.

On June 11, 2026, the Company’s stockholders approved an amendment increasing the number of authorized shares of common stock from 50,000,000 to 500,000,000. The amendment became effective upon filing with the Nevada Secretary of State on August 6, 2026. Following effectiveness, the Company had sufficient authorized and unissued shares to satisfy the share-settlement requirements of the June 2026 Warrants and its other identified share-issuance commitments.

The increase in authorized common stock permitted the Company to reclassify the June 2026 Warrants from derivative liabilities to stockholders’ equity effective August 6, 2026. The resulting liability balance was reclassified to additional paid-in capital. This reclassification was noncash and did not reverse gains or losses previously recognized while the warrants were classified as liabilities.

On October 5, 2026, the Company submitted a compliance plan to Nasdaq reporting the increase in its authorized common stock and the resulting reclassification of the June 2026 Warrants from derivative liabilities to stockholders’ equity. Following the increase in authorized common stock and reclassification of the June 2026 Warrants, the Company believes that it has exceeded the minimum stockholders’ equity requirement of $2,500,000, as set forth in Rule 5550(b)(1), thereby remediating the deficiency.

As of the date of this report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the increase in its authorized common stock and reclassification of the June 2026 Warrants.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. If the Company fails to evidence compliance upon filing its quarterly report on Form 10-Q for the period ended September 30, 2026, with the U.S. Securities and Exchange Commission and Nasdaq, the Company may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 21, 2026

Valor Energy Inc.

By:	/s/ Ronggang (Jonathan) Zhang
Name:	Ronggang (Jonathan) Zhang
Title:	Chief Executive Officer

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